AMENDMENT
TO
THE LL&E COMPENSATORY BENEFITS AND
SUPPLEMENTAL EXCESS PLAN

The LL&E Compensatory Benefits and Supplemental Excess Plan is amended, effective as of January 1, 2005, as follows:

A new Section 7.5 is added to read as follows::

“7.5 It is intended that the benefits under this Plan qualify under the grandfather provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder so that such benefits are not subject to said Section 409A. Anything in this Plan to the contrary notwithstanding, no amendment shall be made to this Plan that would cause the loss of such grandfather protection.”